              CAMBRIDGE TECHNOLOGY PARTNERS CLOSES ACQUISITION OF
                           RAMOS & ASSOCIATES, INC.


CAMBRIDGE, MA, November 19, 1996 -- Cambridge Technology Partners, Inc. (NASDAQ:CATP) today announced the closing of the acquisition of Ramos & Associates, Inc., a San Ramon, CA-based strategic information solutions consulting firm recognized for its leadership in the Enterprise Resource Planning (ERP) services market. Under the terms of the agreement, Cambridge will issue up to 1,175,200 shares of its common stock for all of the shares of Ramos. The acquisition will be accounted for under the pooling of interests method of accounting.

The Ramos acquisition represents a strategic initiative for Cambridge, positioning the company to provide its core services in the ERP segment of the IT services market. Ramos brings to Cambridge its experience in ERP applications deployment, especially in PeopleSoft's suite of Financials, Human Resource Management Systems (HRMS) and other enterprise applications. Together, Cambridge and Ramos will have the ability to establish a global ERP leadership position by providing clients with custom, package and value-added solutions that can be deployed rapidly, cost-effectively and strategically.

Founded in 1991, Cambridge Technology Partners is one of the fastest growing companies in the systems integration industry, with its proven track record of developing and deploying client/server distributed applications, a number of which are Internet-based, to more than 500 organizations worldwide. Working within a unique fixed time/fixed price model, Cambridge's systems development expertise also includes package implementation and rapid process implementation. Cambridge has expanded to 27 offices globally and has approximately 1,800 employees today.